As of June 30, 2013, the following persons or entities now own more than 25% of a Funds' voting security.

Person/Entity

DIAMOND HILL RESEARCH OPPORTUNITY FUND
NFS LLC FEBO                   	         26.45%





As of June 30, 2013, the following
persons or entities no longer own
more than 25% of a funds voting securities.

Person/Entity

DIAMOND HILL FINANCIAL LONG-SHORT FUND
MERRILL LYNCH PIERCE FENNER & SMITH INC  17.44%

DIAMOND HILL RESEARCH OPPORTUNITY FUND
DIAMOND HILL CAPITAL MANAGEMENT INC      24.00%